Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Avenue Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)		Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	1,940,299	(3)	$1.19	(2)	$2,308,955.81	.00011020	$254.45

Total Offering Amounts							$2,308,955.81		$254.45
Total Fee Offsets									—
Net Fee Due									$254.45

(1) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on April 3, 2023.

(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3) Represents 1,940,299 shares of Common Stock issuable upon the exercise of common stock purchase warrants to purchase one share of Common Stock at an exercise price of $1.55 issued to a certain selling stockholder on January 27, 2023.